Exhibit 23.2

Somekh Chaikin

17 Ha’arba’a Street, PO Box 609 KPMG Millennium Tower

Tel Aviv 6100601, Israel

+972 3 684 8000

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 27, 2025, with respect to the consolidated financial statements of My Size, Inc., incorporated herein by reference.

/s/ Somekh Chaikin

Member Firm of KPMG International

Tel Aviv, Israel

September 30, 2025

KPMG Somekh Chaikin, an Israeli partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee